    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2000

                                                      REGISTRATION NO. 333-96341
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                Amendment No. 1

                                       to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                              i2 TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                    7372                         75-2294945
       (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                                  ONE i2 PLACE
                                 11701 LUNA ROAD
                               DALLAS, TEXAS 75234
                                 (469) 357-1000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               WILLIAM M. BEECHER
                            EXECUTIVE VICE PRESIDENT
                           AND CHIEF FINANCIAL OFFICER
                              i2 TECHNOLOGIES, INC.
                                  ONE i2 PLACE
                                 11701 LUNA ROAD
                               DALLAS, TEXAS 75234
                                 (469) 357-1000
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                    COPY TO:


                                RONALD G. SKLOSS
                         BROBECK, PHLEGER & HARRISON LLP
                         301 CONGRESS AVENUE, SUITE 1200
                               AUSTIN, TEXAS 78701
                            TELEPHONE: (512) 477-5495
                            FACSIMILE: (512) 477-5813


    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ----------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION, DATED MARCH 28, 2000



PRELIMINARY PROSPECTUS




                                  38,376 SHARES



                              i2 TECHNOLOGIES, INC.
                                  COMMON STOCK



         This prospectus relates to the public offering, which is not being underwritten, of 38,376 shares of our common stock underlying warrants held by certain persons.


         The prices at which such persons may sell the shares registered under this prospectus will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.


         Our common stock is quoted on the Nasdaq National Market under the symbol "ITWO." On March 27, 2000, the average of the high and low prices for our common stock was 176.06.


         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE RISK FACTORS ON PAGE 3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS.


              ----------------------------------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


              ----------------------------------------------------



                  The date of this prospectus is      , 2000.

         We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


              ----------------------------------------------------

                                TABLE OF CONTENTS


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                                                                                                                ----
Where You Can Find More Information.............................................................................. 2
The Company...................................................................................................... 3
Risk Factors..................................................................................................... 3
Selling Stockholders............................................................................................ 12
Plan of Distribution............................................................................................ 12
Legal Matters................................................................................................... 14
Experts......................................................................................................... 14


              ----------------------------------------------------

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our Web site at www.i2.com or at the SEC's Web site at www.sec.gov. However, the information on our Web site does not constitute a part of this prospectus.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

    1. Our annual report on Form 10-K for the year ended December 31, 1999;

    2. Our current reports on Form 8-K filed January 21 and March 14, 2000 (as amended by Form 8-K/A filed March 17, 2000); and

    3. The description of our common stock contained in our registration statement on Form 8-A (File No. 0-28030), as filed with the SEC on March 20, 1996.

    You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                                  One i2 Place
                                 11701 Luna Road
                               Dallas, Texas 75234
                            Telephone: (469) 357-1000

    You should rely only on the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated herein by reference, is accurate as of any date other than that on the front of the document.

                                   THE COMPANY



    i2 is a leading global provider of intelligent eBusiness solutions that help enterprises optimize business processes both internally and among trading partners. Our solutions enable enterprises to significantly improve efficiencies, collaborate with suppliers and customers, respond to market demands and engage in dynamic business interactions over the Internet. Our solutions consider the real conditions of companies to optimize key business processes -- from product design to customer relationships. We have recently launched TradeMatrix, a robust platform of business-to-business solutions, services and marketplaces, which will allow customers, partners, suppliers and service providers to do business together in real time. TradeMatrix offers a full breadth of services that include planning, procurement, commerce, fulfillment, customer care, retail, strategic sourcing and product development. Our RHYTHM product suite principally includes solutions for supply chain management, customer management, product lifecycle management, inter-process planning and strategic planning, which provide the basis for these value-added services offered to marketplace participants. We recently have signed agreements to develop and host public and private Internet-based electronic marketplaces with our customers and partners in the automotive, aerospace, high-tech, softgoods and consumer packaged goods industries. Our RHYTHM software applications, along with new software solutions and services designed specifically for the TradeMatrix environment, are used to power these electronic marketplaces. We also provide services such as consulting, training and maintenance in support of these offerings.


    Our principal executive offices are located at One i2 Place, 11701 Luna Road, Dallas, Texas 75234, and our telephone number is (469) 357-1000.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations.


     OUR FINANCIAL RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER-TO-QUARTER AND WE MAY FAIL TO MEET EXPECTATIONS, WHICH MAY NEGATIVELY IMPACT THE PRICE OF OUR STOCK.

     Our operating results have varied significantly from quarter-to-quarter in the past, and we expect our operating results to continue to vary from quarter-to-quarter in the future, due to a variety of factors, many of which are outside of our control. Factors that could affect quarterly operating results include:

     o    volume and timing of customer orders;

     o    length of the sales cycle;

     o    customer budget constraints;

     o announcement or introduction of new products or product enhancements by us or our competitors;

     o    changes in prices of our products and those of our competitors;

     o    foreign currency exchange rate fluctuations;

     o    market acceptance of new products;

     o    mix of direct and indirect sales;

     o    changes in our strategic relationships; and

     o    changes in our business strategy.

     Furthermore, customers may defer or cancel their purchases of products if they experience a downturn in their business or if there is a downturn in the general economy. We will continue to determine our investment and expense levels based on expected future revenues. A significant portion of our expenses is not variable in the short term, and we cannot reduce our costs quickly to respond to decreases in revenues. Therefore, if revenues are below expectations, this shortfall is likely to adversely and disproportionately affect our operating results. In addition, we may reduce our prices or accelerate investment in research and development efforts in response to competitive pressures or to pursue new market opportunities. Any of these activities may further limit our ability to adjust spending in response to revenue fluctuations. Revenues may not grow at historical rates in future periods, or they may not grow at all. Accordingly, we may not maintain positive operating margins in future quarters. Any of these factors could cause our operating results to be below the expectations of public market analysts and investors, and the price of our common stock may fall.


     WE ANTICIPATE SEASONAL FLUCTUATIONS IN REVENUES, WHICH MAY CAUSE VOLATILITY IN OUR STOCK PRICE.

     The market price of our common stock has been volatile in the past, and the market price of our common stock may be volatile in the future. Historically, our revenues have tended to be strongest in the fourth quarter of the year. We believe that our seasonality is due to the calendar year budgeting cycles of many of our customers and our compensation policy that rewards sales personnel for achieving annual revenue quotas. In future periods, these seasonal trends may cause our quarter-to-quarter operating results to vary, which may result in failing to meet the expectations of public market analysts and investors.

     WE DEPEND ON SIGNIFICANT INDIVIDUAL LICENSE SALES. THEREFORE, OUR OPERATING RESULTS FOR A GIVEN PERIOD COULD SUFFER SERIOUS HARM IF WE FAIL TO CLOSE THE LARGE SALES WE TARGETED FOR THAT PERIOD.

     We generally derive a significant portion of revenues in each quarter from a small number of relatively large sales. For example, in each quarter of 1999, in the last three quarters of 1998 and in each quarter of 1997, one or more customers individually accounted for at least 10% of our total software license revenues in each respective quarter. Moreover, due to customer purchasing patterns, we typically realize a significant portion of our software license revenues in the last few weeks of a quarter. As a result, we are subject to significant variations in license revenues and results of operations if we incur any delays in customer orders. If in any future period we fail to close one or more substantial license sales that we have targeted to close in that period, this failure could seriously harm our operating results for that period.

     WE MAY NOT REMAIN COMPETITIVE, AND INCREASED COMPETITION COULD SERIOUSLY HARM OUR BUSINESS.

     Our competitors offer a variety of eBusiness including supply chain and other core processes. These competitors include:

     o vendors establishing electronic marketplaces and indirect procurement capabilities, such as Ariba and Commerce One;

     o enterprise resource application software vendors such as SAP AG, PeopleSoft Inc., Oracle Corporation and Baan Company, N.V., each of which currently offers sophisticated enterprise resource planning, or ERP, solutions that currently or may in the future incorporate applications competitive with our products;

     o supply chain software vendors including Manugistics Group, Inc. and Logility, Inc.;

     o other business application software vendors which may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, advanced planning and scheduling software;

     o internal development efforts by corporate information technology departments; and

     o companies offering standardized or customized products for mainframe and/or mid-range computer systems.

     Historically, a number of enterprise resource planning vendors have from time to time jointly marketed our products as a complement to their own systems. However, as we attempt to increase our market share and expand our product offerings, and as enterprise resource planning vendors expand their own product offerings, our relationships with these vendors have and may continue to become more competitive. We believe that enterprise resource planning vendors are focusing significant resources on establishing and increasing the functionality of their own eBusiness solutions, and other enterprise resource planning vendors have recently acquired independent developers of advanced planning and scheduling software which compete with RHYTHM.

     Relative to us, many of our competitors have:

     o    longer operating histories;

     o significantly greater financial, technical, marketing and other resources;

     o    greater name recognition;

     o    a broader range of products to offer; and

     o    a larger installed base of customers.

     Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to enhance their products, which may result in increased competition. In addition, we expect to experience increasing price competition as we compete for market share, and we may not be able to compete successfully with our existing or new competitors. If we experience increased competition, substantial harm may result to our business, operating results and financial condition.

     OUR STRATEGY OF ESTABLISHING AND PROMOTING OUR TRADEMATRIX IS UNPROVEN AND MAY BE UNSUCCESSFUL.

     As part of our business strategy, we are offering the TradeMatrix platform to trading community participants in digital marketplaces. This strategy is unproven, and currently we are providing only a limited portion of our intended TradeMatrix services in only a small number of digital trading communities. We have limited experience developing and operating digital marketplaces, and we cannot be certain that these trading communities will be operated effectively, that enterprises will join and remain in these trading communities, that we will develop and provide successfully all intended TradeMatrix services, or that we will generate significant revenues from these services. To date, we have not generated significant revenues from these services. If this business strategy is flawed, or if we are unable to execute effectively, our business, operating results and financial condition could be substantially harmed.

     In addition, we expect to rely on third parties' efforts to promote our TradeMatrix platform. Because our revenues from these sources are likely to be largely based on subscriptions to or utilization of our digital marketplaces, any failure by these third parties to successfully promote our TradeMatrix platform, or any reluctance to participate in our digital marketplaces on the part of suppliers, manufacturers, distributors, logistics providers or customers, could harm our business, results of operations and financial condition.

     RAPID GROWTH IN OUR OPERATIONS COULD CONTINUE TO STRAIN OUR MANAGERIAL AND OPERATIONAL RESOURCES.

     We have experienced rapid growth. Revenues have increased to $571.1 million in 1999 from $369.2 million in 1998 and from $221.8 million in 1997. Our employee count has increased to approximately 2,800 at December 31, 1999, from approximately 2,200 at December 31, 1998, and from approximately 1,200 at December 31, 1997. We have also increased the scope of our operating and financial systems and the geographic distribution of our operations and customers. This growth has strained our management and operations, and they will continue to be strained if rapid growth continues. Our officers and other key employees will need to implement and improve our operational, customer support and financial control systems and effectively expand, train and manage our employee base. Further, we expect that we will be required to manage an increasing number of relationships with various customers and other third parties. We may not be able to manage future expansion successfully, and our inability to do so would harm our business, operating results and financial condition.

     ANY DECREASE IN DEMAND FOR OUR RHYTHM SUITE OF PRODUCTS AND SERVICES COULD SIGNIFICANTLY REDUCE OUR REVENUES.

     We derive substantially all of our revenues from licenses of our RHYTHM suite of products and related services. RHYTHM-related revenues, including maintenance and consulting contracts, will continue to account for substantially all of our revenues for the foreseeable future. As a result, our future operating results will depend upon continued market acceptance of RHYTHM and enhancements thereto. However, RHYTHM may not achieve continued market acceptance. Competition, technological change or other factors could decrease demand for, or market acceptance of, RHYTHM. Any decrease in demand or market acceptance of RHYTHM could substantially harm our business, operating results and financial condition.

     WE ARE INVESTING SIGNIFICANT RESOURCES IN DEVELOPING AND MARKETING OUR INTELLIGENT EBUSINESS SOLUTIONS. THE MARKET FOR THESE SOLUTIONS IS NEW AND EVOLVING, AND, IF THIS MARKET DOES NOT DEVELOP AS WE ANTICIPATE, OR IF WE ARE UNABLE TO DEVELOP ACCEPTABLE SOLUTIONS, SERIOUS HARM WOULD RESULT TO OUR BUSINESS.

     We currently derive a substantial portion of our revenues from licenses for decision-support software products associated with supply chain management software and related services. However, we are investing significant resources in further developing and marketing enhanced products and services to facilitate eBusiness over public and private networks. For the first few months after we introduce new products and services, the demand for and market acceptance of those products and services are subject to a high level of uncertainty, especially where acquisition of our products or services requires a large capital commitment or other significant commitment of resources. Adoption of eBusiness software solutions, particularly by those individuals and enterprises that have historically relied upon traditional means of commerce and communication, will require a broad acceptance of new and substantially different methods of conducting business and exchanging information. These products and services involve a new approach to the method of conducting business, and, as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of these products and services in order to generate demand. The market for this broader functionality may not develop, competitors may develop superior products and services, or we may not develop acceptable solutions to address this functionality. Any one of these events could seriously harm our business, operating results and financial condition.

     RAPID ADOPTION OF OUR TRADEMATRIX PLATFORMS COULD REDUCE OUR SOFTWARE LICENSING REVENUES.

     Our current revenue model is mainly focused on license revenue, with additional revenues earned from consulting, maintenance and training. The TradeMatrix platform offers a more diverse and expansive set of service offerings that will generate additional revenue streams for hosting, transaction processing and set-up fees. The TradeMatrix pricing model differs from our historical model of deriving revenues from licenses of the RHYTHM suite of products, which we largely recognize upon executing a contract and delivering software. Under the TradeMatrix model, up-front license fees may be less substantial and the fees derived from subscriptions to our utilization of the digital marketplace services may be more robust. We can not predict the rate at which our customers will adopt the TradeMatrix platform or whether these expanded service offerings will adversely impact our license revenues.

     WE DO NOT HAVE SIGNIFICANT EXPERIENCE IN HOSTING ELECTRONIC MARKETPLACES AND MAY NOT ADEQUATELY PREDICT THE VOLUME OF TRAFFIC.

     If the volume of traffic on the web site for our TradeMatrix platform increases, the platform may experience slower response times or other problems. We will rely on several third parties to expand, manage and maintain the necessary computer equipment, software, Internet and telecommunication services required for efficient access to TradeMatrix as demand increases. Any delays in response time or performance problems could cause TradeMatrix users to perceive this service as not functioning properly and therefore cause them to reduce or discontinue use of our products and services.

     OUR TRADEMATRIX PLATFORM MAY EXPERIENCE PERFORMANCE PROBLEMS OR DELAYS AS A RESULT OF SERVICE INTERRUPTIONS.

     We must protect our network infrastructure and equipment against damage from human error, physical or electronic security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and other similar events. Despite precautions we have taken, a natural disaster or other unanticipated problems at our data centers could result in interruptions in our services or significant damage to equipment supporting the platform. In addition, failure of any of our telecommunications providers to provide consistent data communications capacity could result in interruptions in our services. Each of these could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any damage to or failure of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business.

     IF WE PUBLISH INACCURATE CATALOG CONTENT DATA, OUR BUSINESS COULD SUFFER.

     The accurate publication of catalog content is critical to our customers' businesses. Our TradeMatrix platform contains content management tools that help suppliers manage the collection and publication of catalog content. Any defects or errors in these tools or the failure of these tools to accurately publish catalog content could deter businesses from participating in the TradeMatrix marketplaces, damage our business reputation, harm our ability to win new customers and potentially expose us to legal liability. In addition, from time to time some of our customers may submit inaccurate pricing or other inaccurate catalog information. Even though such inaccuracies are not caused by our work and are not within our control, such inaccuracies could deter current and potential customers from using our products and could harm our business, operating results and financial condition.

     THE MARKETS IN WHICH WE COMPETE EXPERIENCE RAPID TECHNOLOGICAL CHANGE. IF WE DO NOT RESPOND TO THE TECHNOLOGICAL ADVANCES WE COULD SERIOUSLY HARM OUR BUSINESS.

     Enterprises are increasing their focus on decision-support solutions for eBusiness challenges. As a result, they are requiring their application software vendors to provide greater levels of functionality and broader product offerings. Moreover, competitors continue to make rapid technological advances in computer hardware and software technology and frequently introduce new products, services and enhancements. We must continue to enhance our current product line and develop and introduce new products and services that keep pace with the technological developments of our competitors. We must also satisfy increasingly sophisticated customer requirements. If we cannot successfully respond to the technological advances of others, or if our new products or product enhancements and services do not achieve market acceptance, these events could seriously harm our business, operating results and financial condition.

     IF USE OF THE INTERNET FOR COMMERCE AND COMMUNICATION DOES NOT INCREASE AS WE ANTICIPATE, OUR BUSINESS WILL SUFFER.

     We are offering new and enhanced products and services, which depend on increased acceptance and use of the Internet as a medium for commerce and communication. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

     Our business could be seriously harmed if:

     o use of the Internet and other online services does not continue to increase or increases more slowly than expected;

     o the necessary communication and computer network technology underlying the Internet and other online services does not effectively support any expansion that may occur;

     o new standards and protocols are not developed or adopted in a timely manner; or

     o for any other reason -- such as concerns about security, reliability, cost, ease of use, accessibility or quality of service -- the Internet does not create a viable commercial marketplace, inhibiting the development of electronic commerce and reducing the need for and desirability of our products and services.

     FUTURE REGULATION OF THE INTERNET MAY SLOW ITS GROWTH, RESULTING IN DECREASED DEMAND FOR OUR PRODUCTS AND SERVICES AND INCREASED COSTS OF DOING BUSINESS.

     Due to increasing popularity and use of the Internet, it is possible that state and federal regulators could adopt laws and regulations that impose additional burdens on companies conducting business online. For example, the growth and development of the market for Internet-based services may prompt calls for more stringent consumer protection laws. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could decrease the expansion of the Internet, causing our costs to increase and our growth to be harmed.

     CONCERNS THAT OUR PRODUCTS DO NOT ADEQUATELY PROTECT THE PRIVACY OF CONSUMERS COULD INHIBIT SALES OF OUR PRODUCTS.

     One of the principal features of our customer management software applications is the ability to develop and maintain profiles of consumers for use by businesses. Typically, these products capture profile information when consumers, business customers and employees visit a web site and volunteer information in response to survey questions concerning their backgrounds, interests and preferences. Our products augment these profiles over time by collecting usage data. Although we have designed our customer management products to enable the development of applications that permit web site visitors to prevent the distribution of any of their personal data beyond that specific web site, privacy concerns may nevertheless cause visitors to resist providing the personal data necessary to support this profiling capability. If we cannot adequately address consumers' privacy concerns, these concerns could seriously harm our business, financial condition and operating results.

     IF OUR ENCRYPTION TECHNOLOGY FAILS TO ENSURE THE SECURITY OF OUR CUSTOMERS' ONLINE TRANSACTIONS, SERIOUS HARM TO OUR BUSINESS COULD RESULT.

     The secure exchange of value and confidential information over public networks is a significant concern of consumers engaging in online transactions and interaction. Our customer management software applications use encryption technology to provide the security necessary to effect the secure exchange of value and confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the algorithms that these applications use to protect customer transaction data. If any compromise or breach were to occur, it could seriously harm our business, financial condition and operating results.

     WE MAY NOT SUCCESSFULLY INTEGRATE OR REALIZE THE INTENDED BENEFITS OF OUR RECENT ACQUISITIONS.

     We acquired InterTrans Logistics Solutions Limited, or ITLS, in April 1998 and SMART in July 1999. In addition, we have acquired other businesses and products to help broaden and strengthen our product portfolio. The success of these acquisitions will depend primarily on our ability to:

     o    retain, motivate and integrate the acquired personnel;

     o    integrate multiple information systems; and

     o    integrate acquired software with our existing products and services.

     We may encounter difficulties in integrating our operations and products with those of ITLS, SMART and others. We may not realize the benefits that we anticipated when we made these acquisitions. Our failure to successfully integrate our operations and products with those of ITLS, SMART and others could seriously harm our business, operating results and financial condition.

     WE MAY MAKE FUTURE ACQUISITIONS OR ENTER INTO JOINT VENTURES THAT MAY NOT BE SUCCESSFUL.

     In the future, we may acquire additional businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand our business. In furtherance of this strategy, in March 2000 we entered into agreements to acquire Aspect and SupplyBase. Management's negotiations of potential acquisitions or joint ventures and management's integration of acquired businesses, products or technologies could divert their time and resources. Future acquisitions could cause us to issue dilutive equity securities, incur debt or contingent liabilities, amortize goodwill and other intangibles, or write off in-process research and development and other acquisition-related expenses that could seriously harm our financial condition and operating results. We expect that we will be required to amortize a significant amount of goodwill and write-off significant amounts of in-process research and development and other acquisition-related expenses if we complete the pending Aspect and SupplyBase acquisitions. Further, we may not be able to integrate any acquired business, product or technology with our existing operations or train, retain and motivate personnel from the acquired business. If we are unable to fully integrate an acquired business, product or technology or train, retain and motivate personnel from the acquired business, we may not receive the intended benefits of that acquisition.

     WE FACE RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS THAT COULD HARM OUR COMPANY.

     Our international operations are subject to risks inherent in international business activities. In addition, we may expand our international operations in the future which would increase our exposure to these risks. The risks we face internationally include:

     o difficulties and costs of staffing and managing geographically disparate operations;

     o    longer accounts receivable payment cycles in certain countries;

     o    compliance with a variety of foreign laws and regulations;

     o    unexpected changes in regulatory requirements;

     o    overlap of different tax structures;

     o    greater difficulty in safeguarding intellectual property;

     o    import and export licensing requirements;

     o    trade restrictions;

     o    changes in tariff rates;

     o    political instability; and

     o    general economic conditions in international markets.

     CHANGES IN THE VALUE OF THE U.S. DOLLAR, AS COMPARED TO THE CURRENCIES OF FOREIGN COUNTRIES WHERE WE TRANSACT BUSINESS, COULD HARM OUR OPERATING RESULTS.

     To date, our international revenues have been denominated primarily in U.S. dollars. The majority of our international expenses and some revenues have been denominated in currencies other than the U.S. dollar. Therefore, changes in the value of the U.S. dollar as compared to these other currencies may adversely affect our operating results. As our international operations expand, we will use an increasing number of foreign currencies, causing our exposure to currency exchange rate fluctuations to increase. Although we have implemented limited hedging programs to mitigate our exposure to currency fluctuations, currency exchange rate fluctuations have caused, and will continue to cause, currency transaction gains and losses. While these transactional gains and losses have not been material to date, they may harm our business, results of operations or financial condition in the future.

     WE DEPEND ON OUR STRATEGIC PARTNERS AND OTHER THIRD PARTIES. IF WE FAIL TO DERIVE BENEFITS FROM OUR EXISTING AND FUTURE STRATEGIC RELATIONSHIPS, OUR BUSINESS WILL SUFFER.

     From time to time, we have collaborated with other companies, including IBM and PricewaterhouseCoopers, in areas such as product development, marketing, distribution and implementation. Maintaining these and other relationships is a meaningful part of our business strategy. However, some of our current and potential strategic partners are either actual or potential competitors, which may impair the viability of these relationships. In addition, some of our relationships have failed to meet expectations and may fail to meet expectations in the future. We may not be able to enter into successful new strategic relationships in the future.

     THE LOSS OF ANY OF OUR KEY PERSONNEL OR OUR FAILURE TO ATTRACT ADDITIONAL PERSONNEL COULD SERIOUSLY HARM OUR COMPANY.

     We rely upon the continued service of a relatively small number of key technical and senior management personnel, particularly Sanjiv Sidhu, our chairman and chief executive officer. Our future success depends on retaining our key employees and our continuing ability to attract, train and retain other highly qualified technical and managerial personnel. Very few of our key technical personnel and none of our senior management personnel are bound by employment agreements. As a result, our employees could leave with little or no prior notice. In the past, we have had difficulty recruiting qualified personnel. We may not be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. Our loss of any of our key technical and senior management personnel or our inability to attract, train and retain additional qualified personnel could seriously harm our business, operating results and financial condition.

     IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR FACE A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES.

     We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights. In addition, we generally license RHYTHM products to end users in object code (machine-readable) format, and our license agreements generally allow the use of RHYTHM products solely by the customer for internal purposes without the right to sublicense or transfer the RHYTHM products. However, these measures afford only limited protection. Unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Although we believe software piracy may be a problem, we are not able to determine the extent to which piracy of our software products exists. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. This is particularly true in foreign countries where the laws may not protect proprietary rights to the same extent as the laws of the United States and may not provide us with an effective remedy against piracy.

     As the number of products and competitors continues to grow, the functionality of products in different industry segments is increasingly overlapping. As a result, we increasingly may be subject to claims of intellectual property infringement. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, third parties may claim infringement by us with respect to current or future products. Any infringement claims, with or without merit, could be time-consuming, result in costly litigation or damages, cause product shipment delays or the loss or deferral of sales, or require us to enter into royalty or licensing agreements. If we enter into royalty or licensing agreements in settlement of any litigation or claims, these agreements may not be on terms acceptable to us. Unfavorable royalty and licensing agreements could seriously harm our business, operating results and financial condition.

     We resell some software that we license from third parties. Although we may continue this practice, third-party software licenses may not continue to be available to us on commercially reasonable terms. Our inability to maintain or obtain any of these software licenses will delay or reduce our product shipments until we can identify, license and integrate equivalent software. Any loss of these licenses or delay or reduction in product shipments could harm our business, operating results and financial condition.

     OUR PRODUCTS' FAILURE TO REMAIN COMPATIBLE WITH EXISTING AND NEW COMPUTERS AND SOFTWARE OPERATING SYSTEMS WOULD SERIOUSLY HARM OUR BUSINESS.

     Our RHYTHM software can operate on hardware platforms from Digital Equipment, Hewlett-Packard, IBM and Sun Microsystems and operating systems from Sun Microsystems and Microsoft. RHYTHM can access data from most widely-used structured query language databases, including Informix, Oracle and Sybase. If additional hardware or software platforms gain significant market acceptance, we may be required to attempt to adapt RHYTHM to those platforms in order to remain competitive. However, those platforms may not be architecturally compatible with RHYTHM's software product design, and we may not be able to adapt RHYTHM to those additional platforms on a timely basis, or at all. Any failure to maintain compatibility with existing platforms or to adapt to new platforms that achieve significant market acceptance would seriously harm our business, operating results and financial condition.

     OUR SOFTWARE IS COMPLEX AND MAY CONTAIN UNDETECTED ERRORS.

     Our software programs are complex and may contain undetected errors or "bugs." Although we conduct extensive testing, we may not discover bugs until our customers install and use a given product or until the volume of services that a product provides increases. On occasion, we have experienced delays in the scheduled introduction of new and enhanced products because of bugs. Undetected errors could result in loss of customers or reputation, adverse publicity, loss of revenues, delay in market acceptance, diversion of development resources, increased insurance costs or claims against us by customers, any of which could seriously harm our business, operating results and financial condition.

     RELEASES AND PROBLEMS WITH NEW PRODUCTS MAY CAUSE PURCHASING DELAYS, WHICH WOULD HARM OUR REVENUES.

     Customers may delay their purchasing decisions in anticipation of our new or enhanced products, or products of competitors. Delays in customer purchasing decisions could seriously harm our business and operating results. Moreover, significant delays in the general availability of new releases, significant problems in the installation or implementation of new releases, or customer dissatisfaction with new releases could seriously harm our business, operating results and financial condition.

     OUR FAILURE TO SUCCESSFULLY RECRUIT AND RETAIN TECHNICAL AND IMPLEMENTATION PERSONNEL COULD REDUCE OUR LICENSE REVENUES OR LIMIT THE GROWTH OF OUR LICENSE REVENUES.

     A shortage of qualified technical sales support personnel could harm our ability to expand sales and enter into new vertical markets. We will depend on our trained implementation personnel or those of independent consultants to implement our products and services. A shortage in the number of trained implementation personnel could limit our ability to implement our software and services on a timely and effective basis. Delayed or ineffective implementation of our software and services may limit our ability to expand our revenues and may result in customer dissatisfaction and harm to our reputation. Any of these events could seriously harm our business, operating results and financial condition.

     WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     Our license agreements typically seek to limit our exposure to product liability claims from our customers. However, these contract provisions may not preclude all potential claims. Additionally, our general liability insurance may be inadequate to protect us from all liabilities that we may face. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any claim, whether or not successful, could harm our reputation and business, operating results and financial condition.



     OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE VOTING CONTROL.



Our executive officers and directors together beneficially own approximately 43% of the total voting power of our company. Accordingly, these stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs.



     OUR CHARTER AND BY-LAWS HAVE ANTI-TAKEOVER PROVISIONS.



Provisions of our Certificate of Incorporation and our Bylaws as well as the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. The combination of these provisions may inhibit a non-negotiated merger or other business combination.



     OUR STOCK PRICE HISTORICALLY HAS BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL OUR COMMON STOCK WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.



The market price of our common stock has been volatile in the past, and the market price of our common stock may be volatile in the future. The following factors may significantly affect the market price of the common stock:


     o    quarterly variations in our results of operations;

     o the announcement of new products, product enhancements, joint ventures and other alliances by us or our competitors;

     o    technological innovations by us or our competitors; and

     o general market conditions or market conditions specific to particular industries.

In particular, the stock prices of many companies in the technology and emerging growth sectors have fluctuated widely due to events unrelated to their operating performance. These fluctuations may harm the market price of our common stock.


     IF WE ARE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY, WE WOULD BECOME SUBJECT TO SUBSTANTIAL REGULATION, WHICH WOULD INTERFERE WITH OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN.



We have substantial cash, cash equivalents and short-term investments. We plan to continue investing these assets in short- term instruments consistent with prudent cash management policy and not primarily for the purpose of achieving investment returns. Investment in securities primarily for the purpose of achieving investment returns could result in our being classified as an "investment company" under the Investment Company Act of 1940. The Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet certain statistical tests regarding their composition of assets and sources of income, even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities. We believe that we are primarily engaged in a business other than investing, reinvesting or trading securities and, therefore, are not an investment company within the meaning of the Investment Company Act. If the Investment Company Act required us to register as an investment company, we would become subject to substantial regulation with respect to our capital structure, management, operations, and transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us may materially and adversely affect our business, prospects and operating results.



     THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE SALE.



Sales of substantial amounts of common stock in the public market, or the appearance that a large number of shares is available for sale, could adversely affect the market price for our common stock. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital by issuing additional shares of common stock or other equity securities.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares owned by each of the selling stockholders. None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or other securities of i2. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.




                                                                                             NUMBER OF SHARES TO BE
                                       NUMBER OF SHARES                                     OWNED AFTER THE OFFERING
                                       OWNED BEFORE THE         NUMBER OF SHARES BEING     -------------------------
    NAME OF SELLING STOCKHOLDER          OFFERING (1)                 OFFERED (2)             NUMBER         PERCENT
    ---------------------------       -----------------------    ----------------------      ---------      ---------
Austin Ventures IV-A, L.P.                       26,930                       676             26,254            *
Austin Ventures IV-B, L.P.                       56,500                     1,420             55,790            *
Internet Capital Group                           30,708                    30,708                0              *
Technology Development
   Corporation                                    4,014                     4,014                0              *
Richard E. Anderson                              13,000                       390             12,610            *
Kitychco, Inc.                                   18,000                       390             17,610            *
Kenneth A. Fox                                      390                       390                0              *
Charles A. Anderson                                 192                       192                0              *
Billy Rose Parrish and James                        196                       196                0              *
   Michael Parrish


----------------------
* Represents beneficial ownership of less than one percent.

(1)  Includes shares issuable upon the exercise of warrants.
(2) This prospectus also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale by this prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.



                              PLAN OF DISTRIBUTION


         We are registering all 38,376 shares to be sold under this prospectus on behalf of the holders of certain warrants. All of the shares will be issued upon exercise of warrants to acquire shares of our common stock. The warrants became exercisable for shares of our common stock in connection with our acquisition of Sales Marketing Administration Research Tracking Technologies, Inc., or SMART Technologies. We acquired SMART Technologies through a merger of one of our wholly-owned subsidiaries with and into SMART Technologies. We will receive no proceeds from this offering. The selling stockholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Stockholders") may sell the shares from time to time. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of such exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o    in privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

         The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, or the Securities Act, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, or the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         o The name of each such Selling Stockholder and of the participating broker-dealer(s);

         o    The number of shares involved;

         o    The price at which such shares were sold;

         o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o    Other facts material to the transaction.

         In addition, upon being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.



                                  LEGAL MATTERS


         The validity of the securities offered by this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, Austin, Texas. Certain partners of Brobeck, Phleger & Harrison LLP own in the aggregate approximately 11,000 shares of our common stock.




                                     EXPERTS


         The consolidated financial statements included in our Report on Form 10-K dated December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.



                         -------------------------------





                              i2 TECHNOLOGIES, INC.




                                  38,376 SHARES
                                 OF COMMON STOCK




                                  -------------
                                   PROSPECTUS
                                  -------------





                                         , 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


         SEC registration fee.............................     $   1,247
         Legal fees and expenses..........................        15,000
         Accounting fees and expenses.....................         5,000
         Printing fees....................................         5,000
         Miscellaneous....................................        12,000
                                                               ---------
                Total.....................................     $  38,247
                                                               =========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections
(a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article Eleventh of the registrant's Charter provides that, to the fullest extent permitted by the DGCL as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.


         Article Eleven of the registrant's Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.


         Section 6.1 of the registrant's Bylaws further provides that the registrant shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the registrant.

         The registrant has entered into indemnification agreements with each of its directors and executive officers.

         The registrant maintains officers' and directors' liability insurance.



ITEM 16.  EXHIBITS


           No.             Description
           ---             -----------
           4.1*            Specimen certificate representing shares of Common
                           Stock (filed as Exhibit 4.1 to the registrant's
                           Registration Statement on Form S-1 (Reg. No.
                           333-1752))

           5.1+            Opinion of Brobeck, Phleger & Harrison LLP

          23.1             Consent of Arthur Andersen LLP

          23.2+ Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1)

          24.1+            Power of Attorney (included on page II-4 herein)


--------------------


     * Incorporated herein by reference to the indicated filing.
     + Previously filed.


ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.


         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         The undersigned registrant hereby undertakes that:



                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.



                  (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on this 27 day of March, 2000.


                     i2 TECHNOLOGIES, INC.


                     By:   /s/ William M. Beecher
                          -------------------------
                          William M. Beecher
                          Executive Vice President and Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:


                 NAME                                    TITLE                                  DATE
                 ----                                    -----                                  ----
                 *                       Chairman of the Board and Chief                   March 27, 2000
------------------------------------     Executive Officer (Principal
          Sanjiv S. Sidhu                executive officer)


      /s/ WILLIAM M. BEECHER             Executive Vice President and Chief                March 27, 2000
------------------------------------     Financial Officer (Principal
         William M. Beecher              financial officer)


       /s/ NANCY F. BRIGHAM              Controller (Principal                             March 27, 2000
------------------------------------     accounting officer
          Nancy F. Brigham

                 *                       Director                                          March 27, 2000
------------------------------------
         Sandeep R. Tungare

                 *                       Director                                          March 27, 2000
------------------------------------
           Harvey B. Cash


                 *                       Director                                          March 27, 2000
------------------------------------
         Thomas J. Meredith



* By: /s/ WILLIAM M. BEECHER
     -------------------------------
          William M. Beecher
          Attorney-In-Fact

                                  EXHIBIT INDEX



         EXHIBIT
           NO.             DESCRIPTION
         -------           -----------

           4.1*            Specimen certificate representing shares of Common
                           Stock (filed as Exhibit 4.1 to the registrant's
                           Registration Statement on Form S-1 (Reg. No.
                           333-1752))

           5.1+            Opinion of Brobeck, Phleger & Harrison LLP

          23.1             Consent of Arthur Andersen LLP

          23.2+ Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1

          24.1+            Power of Attorney (included on page II-4 herein)




* Incorporated herein by reference to the indicated filing.


+ Previously filed.